Contact:	Chris Grandis	PRESS RELEASE:
	Director, Media Relations	FOR BUSINESSWIRE
	CSC Corporate	December 13, 2010
703-641-2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC BOARD APPROVES STOCK REPURCHASE
$1Billion Authorized for Share Repurchase

FALLS CHURCH, Va., December 13, 2010 – CSC (NYSE: CSC) today announced that its board of directors approved a new share repurchase program authorizing up to $1 billion in share repurchases of the company’s outstanding common stock. CSC expects to implement the program through purchases made in open market transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, and applicable state and federal legal requirements.  Share repurchases will be funded with available cash. The timing, volume, and nature of share repurchases will be at the discretion of management, and may be suspended or discontinued at any time. CSC’s board has not established an end date for the new repurchase program.

“CSC believes that its shares represent an attractive investment opportunity,” said Michael W. Laphen, CSC, chairman, president and chief executive officer. “This announcement reflects CSC's continuing focus on generating shareholder value and is another step in that process.”

About CSC
CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions & Services, the Managed Services Sector and the North American Public Sector. CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. The company has been recognized as a leader in the industry, including being named by FORTUNE Magazine as one of the World’s Most Admired Companies for Information Technology Services (2010). Headquartered in Falls Church, Va., CSC has approximately 94,000 employees and reported revenue of $16.1billion for the 12 months ended October 1, 2010. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 2, 2010 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.